      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2000



                                                      REGISTRATION NO. 333-37094



                                                   REGISTRATION NO. 333-37094-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

           METROPOLITAN FINANCIAL CORP.                       METROPOLITAN CAPITAL TRUST II
  (Exact name of Registrant as specified in its       (Exact name of Registrant as specified in its
                      charter)                                           charter)
                       OHIO                                              DELAWARE
 (State or other jurisdiction of incorporation or    (State or other jurisdiction of incorporation or
                   organization)                                      organization)
                    34-1109469                                          34-7091236
     (I.R.S. Employer Identification Number)             (I.R.S. Employer Identification Number)

                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (440) 646-1111
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               KENNETH T. KOEHLER
             PRESIDENT, ASSISTANT SECRETARY AND ASSISTANT TREASURER
                          METROPOLITAN FINANCIAL CORP.
                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (440) 646-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                              PAUL N. HARRIS, ESQ.
                           THOMPSON HINE & FLORY LLP
                                3900 KEY CENTER
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 566-5500
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                          METROPOLITAN FINANCIAL CORP.

                         METROPOLITAN CAPITAL TRUST II

                                    100,000
                        9.50% TRUST PREFERRED SECURITIES

     Ryan, Beck & Co., Inc., the selling security holder, is offering 100,000 preferred securities of Metropolitan Capital Trust II for its own account. Neither Metropolitan Financial Corp. nor Trust II will receive any of the proceeds from the sales of preferred securities by the selling security holder.

     The selling security holder acquired 1.6 million preferred securities in a public offering by Metropolitan and Trust II in May 1999. The selling security holder was the managing underwriter in the public offering and distributed substantially all of the preferred securities in that offering. The selling security holder desires to resell 100,000 of the preferred securities it acquired in its capacity as a dealer for the public offering. The 100,000 preferred securities represent unsold allotment securities from the public offering. In order to enable the selling security holder to publicly sell such preferred securities, Metropolitan and Trust II have agreed to register 100,000 preferred securities of Trust II. The selling security holder may sell its preferred securities from time to time, either in ordinary brokerage transactions on the Nasdaq Stock Market's National Market, or in private transactions at market or negotiated prices. The selling security holder has sole discretion as to whether and on what terms to sell its preferred securities.


     The preferred securities are listed on the Nasdaq Stock Market's National Market under the symbol "METFO." On May 18, 2000, the most recent date on which there was trading activity, the average of the high and low bids of Trust II's preferred securities on the Nasdaq Stock Market's National Market was $5.125.


     INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                  The date of this Prospectus is May 23, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................       1

RISK FACTORS................................................       3

FORWARD-LOOKING STATEMENTS..................................       7

PRICE RANGE OF PREFERRED SECURITIES.........................       7

RATIO OF EARNINGS TO FIXED CHARGES..........................       8

THE SELLING SECURITY HOLDER.................................       8

USE OF PROCEEDS.............................................       8

PLAN OF DISTRIBUTION........................................       8

DESCRIPTION OF THE PREFERRED SECURITIES.....................       9

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES...........      20

DESCRIPTION OF THE GUARANTEE................................      29

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
  SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT AND THE
  GUARANTEE.................................................      32

LEGAL MATTERS...............................................      33

EXPERTS.....................................................      33

WHERE YOU CAN FIND MORE INFORMATION.........................      34

                                    SUMMARY

     This summary highlights information contained in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the preferred securities. We urge you to read the entire prospectus carefully.

METROPOLITAN FINANCIAL CORP.

     We are a savings and loan holding company. Our primary operating subsidiary is Metropolitan Bank & Trust Company. Metropolitan Bank operates 22 full service retail banking offices that primarily serve Northeastern Ohio.

     Our executive office is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124, and our telephone number is (440) 646-1111.

     Operating Strategy. Our strategy is to maximize long-term profitability by increasing our assets. We seek to maintain strong growth by:

          - Continuing to focus on the origination and purchase of multifamily and commercial real estate loans which provide higher yields than one-to four-family residential loans;

          - Building a portfolio of business and consumer loans which provide higher yields and shorter maturities than one-to four-family residential loans;

          - Keeping loan losses to a low level;

          - Increasing deposits from customers through marketing initiatives and continuing to open new branches;

          - Supplementing customer deposit growth with borrowings and deposits we primarily receive from other financial institutions; and

          - Re-investing our earnings in Metropolitan Bank and raising additional capital when appropriate.

     Recent Results. As a result of this strategy, our assets have increased from $479.4 million at December 31, 1994, to $1.6 billion at December 31, 1999, an annual compound growth rate of 27.4%. Our net income has increased over the same period from $3.4 million for 1994 to $4.5 million for 1999.

     Market Area. Metropolitan Bank originates multifamily and commercial real estate loans primarily in Ohio, Southeastern Michigan, Central and Northern New Jersey, Northern Kentucky, Western Pennsylvania and California, and purchases them in other areas of the country.

     Metropolitan Bank's Loan Portfolio. At December 31, 1999, our loan portfolio totaled $1.19 billion. Of this amount:

          - $292.0 million, or 23.3%, were multifamily loans;

          - $247.5 million, or 19.7%, were commercial real estate loans; and

          - $295.0 million, or 23.5%, were residential real estate loans.

     We intend to continue to focus on originating and purchasing adjustable rate, and to a lesser degree fixed rate, multifamily loans. We also plan to continue to add commercial real estate loans to our portfolio through purchases and, to a lesser extent, through originations.

METROPOLITAN CAPITAL TRUST II

     We formed Metropolitan Capital Trust II to:

          - issue and sell its preferred securities to the public;

          - issue and sell its common securities to us; and

          - use the proceeds from the sale of its preferred securities and common securities to purchase 9.50% junior subordinated debentures from us.

     The executive office and telephone number of Trust II are the same as ours.

                                  THE OFFERING

SECURITIES OFFERED...............    Preferred securities of Trust II owned by
                                     Ryan, Beck & Co., Inc., the selling
                                     security holder.

NUMBER OF SECURITIES OFFERED.....    Since the selling security holder may sell
                                     all, some or none of the preferred
                                     securities being offered by this
                                     prospectus, no estimate can be made of the number of preferred securities that the selling security holder will offer.
                                     However, the number of offered securities will not exceed 100,000.

NASDAQ STOCK MARKET SYMBOL.......    METFO

USE OF PROCEEDS..................    The selling security holder will sell the
                                     preferred securities on its own behalf, at a time and manner of its individual choosing. Neither Metropolitan nor Trust II will receive any proceeds from those sales.

RISK FACTORS.....................    We urge you to read carefully the "Risk
                                     Factors" section of this prospectus,
                                     beginning on page 3, and the rest of this prospectus.

                                  RISK FACTORS

     An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following risk factors in evaluating us, our business and Trust II before you purchase the preferred securities offered by this prospectus.

     Trust II used the proceeds it received from the May 1999 public offering to purchase from us $16.0 million in aggregate principal amount of junior subordinated debentures issued by us. Because Trust II will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because Trust II may distribute the junior subordinated debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the junior subordinated debentures as well as the preferred securities. We also have issued a guarantee of Trust II's obligations under the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the junior subordinated debentures and the guarantee.

                RISK FACTORS RELATING TO METROPOLITAN'S BUSINESS

STATUTORY RESTRICTIONS ON BANK DIVIDENDS COULD LIMIT THE AMOUNTS METROPOLITAN BANK MAY PAY TO US AND OUR ABILITY TO MAKE PAYMENTS ON OUR DEBT.

     As a holding company, we conduct our operations mainly through our subsidiaries. Other than our investing and financing activities, our principal source of cash is dividends Metropolitan Bank pays to us. If Metropolitan Bank is unable to pay dividends to us, we may be unable to make interest or principal payments on our debt, including payments on the junior subordinated debentures. Various statutory provisions could restrict the amount of dividends Metropolitan Bank can pay to us. For example, Metropolitan Bank operates with lower capital ratios than most other banks and, as a result, faces a higher risk of falling below regulatory capital requirements. If Metropolitan Bank becomes undercapitalized, Metropolitan Bank will have to comply with increased restrictions on the payment of dividends and may lose its ability to pay dividends.

DECLINE IN REAL ESTATE VALUES, PARTICULARLY IN OHIO, COULD REDUCE METROPOLITAN BANK'S INCOME

     The value of Metropolitan Bank's real estate collateral could be adversely affected by downturns in the real estate markets where it conducts its business. A decline in real estate values, particularly in Ohio, would reduce the value of the real estate collateral securing Metropolitan Bank's loans and increase the risk that Metropolitan Bank would incur losses if borrowers defaulted on their loans. At December 31, 1999, real estate secured approximately 79% of Metropolitan Bank's loans. At December 31, 1999, properties located in Ohio secured approximately 53% of the principal amount of Metropolitan Bank's real estate loans.

METROPOLITAN BANK'S EMPHASIS ON MULTIFAMILY AND COMMERCIAL REAL ESTATE LOANS INCREASES THE POSSIBILITY OF LOAN LOSSES

     We may incur significant losses because approximately 23% of Metropolitan Bank's loans are secured by multifamily properties and approximately 20% of Metropolitan Bank's loans are secured by commercial real estate. Loans secured by multifamily properties and commercial real estate are generally larger, and are considered to have a higher risk of loss, than loans secured by one- to four-family residences. Significant losses on loans secured by multifamily properties are possible because the cash flows from multifamily properties securing the loans may become inadequate to service the loan payments. Significant losses on loans secured by commercial real estate are possible because the repayment of loans secured by commercial real estate typically depends upon the successful operation of the business activities being conducted at the commercial real estate. Metropolitan's nonperforming assets, which are secured primarily by multifamily and commercial real estate collateral, are higher than its regional and national peers.

ROBERT M. KAYE CONTROLS METROPOLITAN AND HIS INTERESTS COULD BE DIFFERENT THAN YOUR INTERESTS

     Mr. Robert M. Kaye of Rumson, New Jersey, owns approximately 75% of the outstanding shares of our common stock and has control of our company. He is able to elect or remove all of our directors and determine the outcome of any issue submitted to a vote of the shareholders, such as:

          - approval of mergers or other business combinations;

          - issuance of any additional common stock or other equity securities; and

          - issuance of any debt other than in the ordinary course of business.

     Mr. Kaye's ability to reject an unsolicited bid for Metropolitan or any other change in control could have an adverse effect on the market price of our common stock.

IF LOAN LOSSES EXCEED OUR ALLOWANCE FOR LOAN LOSSES, OUR INCOME COULD BE REDUCED

     We maintain an allowance for losses on loans at a level we consider adequate to cover currently anticipated losses. The amount of future losses is vulnerable to changes in economic, operating, and other conditions, including changes in interest rates. These changes may be beyond our control. We cannot assure you that this allowance will be adequate to cover actual losses. If our allowance is inadequate, our results of operations could be adversely affected.

AN INCREASE IN INTEREST RATES COULD REDUCE INCOME

     Rising interest rates could adversely affect our business by reducing our net income. This is because Metropolitan Bank has more short-term interest-bearing liabilities than it has short-term interest-earning assets. Consequently, an increase in interest rates could increase our interest expense without an offsetting increase in our interest income.

CHANGES IN REGULATIONS COULD ADVERSELY AFFECT THE GROWTH OF OUR ASSETS

     We are governed by significant federal and state regulation and supervision which is primarily for the benefit and protection of our customers and not for the benefit of our investors. Laws, regulations and policies currently affecting us and our subsidiaries may change at any time. For example, Congress has considered legislation that may result in thrift institutions like Metropolitan Bank being forced to convert into state or national banks. If Congress enacts this type of legislation, we could become a bank holding company and be subject to the regulations of the Federal Reserve Board. These regulations impose capital requirements. Metropolitan, as a savings and loan holding company, is not currently subject to capital requirements. Therefore, our business may be adversely affected by any future changes in laws, regulations or policies.

               RISK FACTORS RELATING TO THE PREFERRED SECURITIES

HOLDERS OF OUR SENIOR INDEBTEDNESS WILL GET PAID BEFORE YOU GET PAID UNDER THE GUARANTEE

     Our obligations under the guarantee are unsecured and rank:

          - junior in right of payment to all our senior indebtedness, and

          - equal to our most senior preferred or preference stock, including the $27.8 million aggregate principal amount of debentures we sold during the second quarter of 1998 to Metropolitan Capital Trust I.

     Our obligations under the junior subordinated debentures are unsecured and rank junior in right of payment to all of our senior indebtedness and equal to our other junior debt securities. The junior subordinated debentures also will be effectively junior to all obligations of our subsidiaries.

     The preferred securities, the junior subordinated debentures and the guarantee do not limit our ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Junior Subordinated Debentures -- Subordination."

IF METROPOLITAN BANK DOES NOT PAY DIVIDENDS TO US AND AS A RESULT WE ARE UNABLE TO MAKE PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES, TRUST II WILL NOT BE ABLE TO PAY DISTRIBUTIONS AND OTHER PAYMENTS ON THE PREFERRED SECURITIES AND THE GUARANTEE WILL NOT APPLY

     Trust II's ability to pay distributions on the preferred securities depends upon our making timely payments on the junior subordinated debentures. In turn, our ability to make payments on the junior subordinated debentures depends on Metropolitan Bank paying dividends to us in amounts sufficient for us to service our obligations. If we default on our obligations to pay principal and interest on the junior subordinated debentures, Trust II will not have sufficient funds to pay distributions on, or the $10 liquidation amount of, the preferred securities.

     If we default on our obligation, you will not be able to rely upon the guarantee for payment because the guarantee only applies if we make a payment of principal or interest on the junior subordinated debentures. Instead, you or the property trustee will have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures. See "Description of the Guarantee."

IF WE DEFER DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBENTURES, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH

     You will not receive distributions on the preferred securities if we defer interest payments on the junior subordinated debentures. If this occurs, you will have to include accrued interest in your income for United States federal income tax purposes before you actually receive the cash distributions. In addition, you would not receive the cash related to that income from Trust II if you sell your preferred securities before the record date for the payment of any deferred distribution, even if you held the preferred securities on the date that the payments would normally have been paid.

     If we are not in default on the payment of interest on the junior subordinated debentures, we may defer interest payments on the junior subordinated debentures one or more times for up to 20 consecutive quarters, but not beyond the maturity date of the junior subordinated debentures. During an interest deferral period, Trust II would defer distributions on the preferred securities in the same amount. See "Description of the Preferred
Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Right to Defer Interest Payment Obligation."

     If we defer any interest payment on the junior subordinated debentures, the preferred securities will likely trade at prices that do not fully reflect the value of accrued but unpaid interest related to the underlying junior subordinated debentures. If you sell your preferred securities during an interest deferral period, you must treat any accrued but unpaid interest on the junior subordinated debentures as ordinary income. You must also add the amount of the accrued but unpaid interest to your adjusted tax basis in the preferred securities. You will recognize a capital loss if the selling price is less than your adjusted tax basis. Generally, you cannot apply capital losses to offset ordinary income for United States federal income tax purposes.

IF WE DEFER DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBENTURES, THE MARKET PRICE OF THE PREFERRED SECURITIES MAY DECLINE

     If we defer interest payments in the future, the market price of the preferred securities will likely be adversely affected. Therefore, if you sell your preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold their preferred securities. In addition, due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other similar securities that are not subject to optional deferrals.

THE PREFERRED SECURITIES MAY BE REDEEMED PRIOR TO MATURITY; YOU MAY BE TAXED ON THE PROCEEDS AND YOU MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN

     If a tax event, an investment company event or a capital treatment event occurs and continues as described under the caption "Description of the Junior Subordinated Debentures -- Redemption or Exchange" we may be able to redeem the junior subordinated debentures in whole, but not in part, within 90 days following the event. We may also redeem the preferred securities at our option in whole or in part on or after June 30, 2004. We will not exercise our right of redemption unless we have received any necessary prior regulatory approval and are in compliance with the restrictions set forth in the indenture (the "1995 Notes Indenture") for our 9.625% subordinated notes maturing January 1, 2005 (the "1995 Notes").

     If the junior subordinated debentures are redeemed, the preferred securities will be redeemed at a redemption price equal to the $10 liquidation amount, plus accumulated and unpaid distributions to the redemption date. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the preferred securities. See "Description of the Preferred Securities -- Redemption."

THE JUNIOR SUBORDINATED DEBENTURES MAY BE DISTRIBUTED TO THE HOLDERS OF THE PREFERRED SECURITIES AND THE JUNIOR SUBORDINATED DEBENTURES MAY TRADE AT A LOWER PRICE THAN WHAT YOU PAID FOR THE PREFERRED SECURITIES

     We may dissolve Trust II at any time and distribute the junior subordinated debentures to you in exchange for your preferred securities. We cannot predict the market prices for the junior subordinated debentures that may be distributed to you when Trust II is dissolved or liquidated. The junior subordinated debentures may trade at a lower price than what you paid to purchase the preferred securities in this offering.

     If the junior subordinated debentures are distributed to the holders of preferred securities if Trust II is liquidated, we will use our best efforts to list the junior subordinated debentures on the Nasdaq Stock Market's National Market or SmallCap Market or the stock exchanges on which the preferred securities are then listed. However, we cannot assure you that the exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.

     Under United States federal income tax law, a distribution of junior subordinated debentures upon the dissolution of Trust II would not be a taxable event to you. If, however, Trust II were characterized as an association taxable as a corporation at the time of the dissolution of Trust II, the distribution of the junior subordinated debentures would constitute a taxable event to you. In addition, any redemption of the preferred securities for cash would be a taxable event to you.

IF YOU SELL YOUR PREFERRED SECURITIES BETWEEN RECORD DATES FOR DISTRIBUTION PAYMENTS, YOU MAY HAVE TO INCLUDE ACCRUED BUT UNPAID DISTRIBUTIONS IN YOUR TAXABLE INCOME

     The preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures.

     If the Internal Revenue Service determines that the junior subordinated debentures are subject to the original issue discount rules, and you dispose of your preferred securities between record dates for any distribution payments, you will have to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportionate share of the interest on the junior subordinated debentures through the date of your disposition. However, we believe that the junior subordinated debentures are not subject to the original issue discount rules.

     You will recognize a capital loss in the amount that the selling price is less than your adjusted tax basis. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

WE GENERALLY WILL CONTROL TRUST II BECAUSE YOUR VOTING RIGHTS ARE VERY LIMITED; YOUR INTERESTS MAY NOT BE THE SAME AS OUR INTERESTS

     As a holder of preferred securities, you will have limited voting rights. These voting rights will relate only to modifications of the preferred securities and trust agreement and the exercise of Trust II's rights as holder of the junior subordinated debentures and the guarantee. In general, only we, as holder of Trust II's common securities, can appoint, remove or replace the trustees under the trust agreement.

     We and the trustees of Trust II may amend the trust agreement without your consent, even if it adversely affects your interests as described under the heading "Description of the Preferred Securities -- Removal of Trust II Trustees" and "-- Voting Rights; Amendment of Trust Agreement."

YOU MAY HAVE DIFFICULTY SELLING YOUR PREFERRED SECURITIES IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP

     The preferred securities are listed on the Nasdaq Stock Market's National Market. We can make no assurances regarding the depth of the trading market for the preferred securities and the ability of holders to sell their preferred securities easily.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements in this prospectus can be identified by the use of words such as "anticipates," "plans," "expects," "believes," and similar words. Forward-looking statements involve inherent risks and uncertainties. A number of important facts could cause actual results to differ materially from those in the forward-looking statements. These factors include general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services. For a more detailed discussion of factors that could cause actual results to differ, please see the discussion under "Risk Factors."

                      PRICE RANGE OF PREFERRED SECURITIES

     The preferred securities are listed for trading on the Nasdaq Stock Market's National Market under the symbol "METFO." The following table provides, for the periods indicated, the high and low bid price for the preferred securities as reported by the Nasdaq Stock Market's National Market.


                                                                 BID PRICE
                                                              ---------------
                                                               HIGH      LOW
                                                              ------    -----
YEAR ENDED DECEMBER 31, 1999
Second Quarter..............................................  10.375    9.875
Third Quarter...............................................  10.125    8.750
Fourth Quarter..............................................   9.250    5.750
YEAR ENDED DECEMBER 31, 2000
First Quarter...............................................   8.000    5.750


     The quotations set out above represent prices for the specific periods indicated between dealers and do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


     The closing price for the preferred securities on the Nasdaq Stock Market's National Market on May 22, 2000 was $5.125.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Metropolitan's consolidated ratios of earnings to fixed charges for the periods indicated. For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.


                                                           YEAR ENDED DECEMBER 31,
                                   QUARTER ENDED   ---------------------------------------
                                     MARCH 31,
                                       2000        1999    1998    1997    1996(1)   1995
                                   -------------   -----   -----   -----   -------   -----
Earnings to Fixed Charges:
  Including interest on
     deposits....................      1.13x       1.09x   1.21x   1.22x    1.08x    1.21x
  Excluding interest on
     deposits....................      1.04x       1.35x   1.96x   2.18x    1.50x    2.59x


---------------

(1) Income from continuing operations before income taxes in 1996 includes a $2.9 million one-time assessment to recapitalize the Savings Association Insurance Fund.

                          THE SELLING SECURITY HOLDER

     All of the preferred securities offered by this prospectus are owned by Ryan, Beck & Co., Inc., a NASD member investment banking firm located in Livingston, New Jersey. The selling security holder acquired these preferred securities of Trust II in May 1999 when Metropolitan and Trust II completed a public offering of 1.6 million preferred securities. The selling security holder was the managing underwriter in the public offering. The selling security holder acquired the preferred securities being offered in this prospectus in its capacity as a dealer for the public offering. The 100,000 preferred securities represent unsold allotment securities from the public offering. In order to enable the selling security holder to sell its preferred securities publicly, we and Trust II have agreed to register 100,000 preferred securities owned by the selling security holder. Prior to this offering the selling security holder owned 100,000 preferred securities (without consideration of any preferred securities that the selling security holder may own from time to time in the ordinary course of conducting its broker dealer operations). The selling security holder was the managing underwriter in a public offering by Metropolitan and Metropolitan Capital Trust I of 8.60% cumulative trust preferred securities in April 1998.

                                USE OF PROCEEDS

     The selling security holder will sell its preferred securities on its own behalf, at a time and in a manner of its individual choosing. Neither Metropolitan nor Trust II will receive any the proceeds from those sales.

                              PLAN OF DISTRIBUTION

     The preferred securities offered in connection with this prospectus may be sold from time to time by the selling security holder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more stock exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The preferred securities may be sold in one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling security holder may arrange for other broker-dealers to participate in resales.

     In connection with distribution of preferred securities offered by this prospectus or otherwise, the selling security holder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of preferred securities in the course of hedging the positions they assume with the selling security holder. The selling security holder may also sell preferred securities short and redeliver the preferred securities offered by this prospectus to close out such short positions. The selling security holder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the preferred securities offered by this prospectus, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The selling security holder may also loan or pledge the preferred securities offered by this prospectus to a broker-dealer and the broker-dealer may sell the preferred securities so loaned or upon default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus. The selling security holder may also pledge preferred securities offered by this prospectus to a lender other than a broker-dealer, and upon default such lender may sell the preferred securities so pledged pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holder in amounts to be negotiated in connection with the sale of preferred securities. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by the prospectus which qualify for sale under Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

     All costs, expenses and fees in connection with the registration of the preferred securities offered by this prospectus shall be borne by Metropolitan. Commissions and discounts, if any, attributable to the sales of preferred securities offered by this prospectus will be borne by the selling security holder. The selling security holder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of preferred securities against certain liabilities, including liabilities arising under the Securities Act.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following is a summary of the material terms and provisions of the preferred securities. This summary is not complete and is subject to, and qualified in its entirety by reference to, the trust agreement (the "Trust Agreement") among Metropolitan, as depositor, Wilmington Trust Company, as property trustee (the "Property Trustee") and the administrative trustees of Trust II (the "Administrative Trustees"), and the Trust Indenture Act. Metropolitan has incorporated by reference the form of the trust agreement as an exhibit to the registration statement of which this prospectus is a part. Unless we indicate otherwise, all references to Metropolitan appearing under this caption "Description of the Preferred Securities" and under the caption "Description of the Junior Subordinated Debentures" mean Metropolitan Financial Corp. excluding its consolidated subsidiaries.

DISTRIBUTIONS

     The preferred securities represent preferred undivided beneficial interests in the assets of Trust II. Trust II pays preferential cumulative cash distributions ("Distributions") on the preferred securities at the annual rate of 9.50% of the stated liquidation amount of $10. The Trust pays the dividends quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. The record date is the 15th day of the month in which the relevant Distribution payment date occurs. Distributions accumulate from the date of the initial issuance of the preferred securities and are cumulative. The first Distribution payment date for the preferred securities was June 30, 1999. The Trust computes the amount of Distributions payable for any period on the basis of a 360-day year of twelve thirty-day months. If Distributions on the preferred securities are payable on a date that is not a business day, Trust II pays such Distributions on the next day that is a business day. Trust II will not pay any additional Distributions or other payment as a result of the delay. If, however, that business day is in the next calendar year, Trust II will make such payment on the immediately preceding business day. That payment will have the same force and effect as if it were made on the date the payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the trustee under the Indenture (the "Indenture") between Metropolitan and Wilmington Trust Company, as trustee, is closed for business.

     If Metropolitan is not in default, it may, under the Indenture, defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"). No Extension Period may extend beyond the stated maturity date of the junior subordinated debentures. As a result of any deferral of interest, Trust II will defer quarterly Distributions on the preferred securities during the Extension Period. Distributions to which holders of the preferred securities are entitled will accumulate additional Distributions at the rate per annum of 9.50%, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used in this prospectus includes any such additional Distributions.

     The terms of the Indenture limit Metropolitan's ability to make certain payments during any Extension Period. Metropolitan may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem, any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan may not make any guarantee payments under any guarantee by Metropolitan of the debt securities of any of its subsidiaries if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the preferred securities guarantee agreement. Metropolitan may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment relating to, any of Metropolitan's capital stock other than:

          - the reclassification of any class of Metropolitan's capital stock into another class of capital stock;

          - dividends or distributions payable in shares of common stock of Metropolitan;

          - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;

          - payments under the guarantee; and

          - purchases of shares of common stock related to the issuance of shares of common stock or rights under any of Metropolitan's benefit plans for its directors, officers or employees.

     Additionally, during any Extension Period, Metropolitan may not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.

     During any Extension Period, interest would continue to accrue and holders of the preferred securities would be required to accrue interest income for United States federal income tax purposes, even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income.

     Before the termination of any Extension Period, Metropolitan may further defer the payment of interest on the junior subordinated debentures if no Extension Period exceeds twenty consecutive quarters or extends beyond the stated maturity date of the junior subordinated debentures. Upon the termination of any such Extension Period and the payment of all accrued and unpaid interest (together with interest thereon at the rate of 9.50%, compounded quarterly, to the extent permitted by law), Metropolitan may begin a new Extension Period. There is no limitation on the number of times that Metropolitan may begin an Extension Period. See "Description of the Junior Subordinated
Debentures -- Right to Defer Interest Payment Obligation."

     The Trust has invested the proceeds from the issuance and sale of its common securities and the preferred securities in the junior subordinated debentures. The revenue available for distribution to holders of Trust II's preferred securities will be limited to payments under the junior subordinated debentures. See "Description of the Junior Subordinated Debentures." If Metropolitan does not make interest payments on the junior subordinated debentures, the Property Trustee (as defined herein) will not have funds available to pay Distributions on the preferred securities. Metropolitan will guarantee the payment of Distributions on a limited basis as described in this prospectus under "Description of the Guarantee."

     Metropolitan has no current intention of deferring payments of interest on the junior subordinated debentures.

SUBORDINATION OF TRUST II'S COMMON SECURITIES

     Trust II pays Distributions on, and will pay the Redemption Price (as defined herein) of, its common securities and the preferred securities, as applicable, pro rata based on their liquidation amount. However, in general, if Metropolitan is in default under the Indenture on any Distribution Date or Redemption Date, Trust II will not make any Distribution on, or pay the Redemption Price of, any of its common securities, or make any other payment on account of the redemption, liquidation or other acquisition of its common securities. In the event of such a default, Trust II may make such payments only under limited circumstances. In the case of payment of Distributions, Trust II must make payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding preferred securities for all Distribution periods terminating on or prior to the relevant date. In the case of payment of the Redemption Price, Trust II must pay the full amount of the Redemption Price on all of the outstanding preferred securities then called for redemption. In addition, the Property Trustee must first apply all available funds to the payment in full in cash of all Distributions on, or Redemption Price of, the preferred securities then due and payable.

     If an event of default occurs under the Trust Agreement as a result of an event of default under the Indenture, Metropolitan, as holder of Trust II's common securities, will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such defaults with respect to the preferred securities are cured, waived or otherwise eliminated. Until all such events of default under the Trust Agreement are cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the preferred securities and not on behalf of Metropolitan as holder of Trust II's common securities, and only the holders of the preferred securities will be able to direct the Property Trustee to act on their behalf.

REDEMPTION

     The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at their stated maturity date or earlier redemption as provided in the Indenture. The Property Trustee will apply the proceeds from the repayment or redemption to redeem preferred securities with a liquidation value equal to the principal amount of the junior subordinated debentures so redeemed. The Property Trustee will give not less than thirty nor more than sixty days' notice before the date fixed for repayment or redemption. The Property Trustee will redeem the preferred securities at a redemption price equal to the aggregate liquidation amount of the preferred securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date"). For a description of the stated maturity and redemption provisions of the junior subordinated debentures see "Description of the Junior Subordinated
Debentures -- General" and "-- Redemption or Exchange."

     Metropolitan may redeem the junior subordinated debentures before maturity on or after June 30, 2004, in whole at any time, or in part from time to time. As a result, Metropolitan can cause a mandatory redemption of an equivalent liquidation value of the preferred securities. Any time that a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) occurs and continues, Metropolitan may redeem the junior subordinated debentures in whole but not in part. As a result, Metropolitan can cause a mandatory redemption of the preferred securities in whole but not in part. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required, under applicable capital guidelines or regulatory policies, and the restrictions in the 1995 Notes Indenture. See "Description of the Junior Subordinated Debentures -- Redemption or Exchange."

REDEMPTION PROCEDURES

     The Trust will redeem preferred securities at the Redemption Price by using proceeds from the contemporaneous redemption of a liquidation value equal to the principal amount of the junior subordinated debentures. The Trust will redeem the preferred securities and pay the Redemption Price on each Redemption Date only to the extent that Trust II has funds on hand available for the payment of the Redemption Price.

     If Trust II gives a notice of redemption relating to the preferred securities, then, by 10:00 a.m., New York City time, on the Redemption Date, the Property Trustee will deposit irrevocably with Depository Trust Company ("DTC") funds sufficient to pay the applicable Redemption Price. The Property Trustee will also give DTC irrevocable instructions and authority to pay the Redemption Price to holders when the holders surrender their certificates evidencing the preferred securities. Despite any redemption, Trust II will make Distributions payable on or before the Redemption Date for the preferred securities being redeemed to recordholders of the preferred securities on the relevant record dates. If Trust II has given a notice of redemption and deposited funds, then, upon the date of such deposit, all rights of the holders of preferred securities being redeemed will terminate, except for their right to receive the Redemption Price without interest. In addition, upon the date of such deposit, such preferred securities will cease to be outstanding.

     If any date fixed for redemption of the preferred securities is not a business day, Trust II will pay the Redemption Price on the next day which is a business day. The Trust will not pay any interest or other payment as a result of such delay. If that business day falls in the next calendar year, Trust II will make the payment on the immediately preceding business day. If either Trust II or Metropolitan improperly withholds or refuses to pay the Redemption Price on the preferred securities being redeemed, under the guarantee, the Distributions on the preferred securities will continue to accrue. These Distributions will accrue at the then applicable rate, from the Redemption Date originally established by Trust II for such preferred securities to the date such Redemption Price is actually paid. See "Description of the Guarantee." Under such circumstances, the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law, Metropolitan or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by private agreement.

     Payment of the Redemption Price on the preferred securities and any distribution of the junior subordinated debentures to holders of the preferred securities will be made to the recordholders as they appear on the register for the preferred securities on the relevant record date. The relevant record date will be one business day before the relevant Redemption Date. However, in the event the preferred securities do not remain in book entry form, the relevant record date will be the date at least 15 days before the Redemption Date or liquidation date, as applicable.

     If Trust II redeems less than all of its common securities and the preferred securities on a Redemption Date, then the aggregate liquidation amount of Trust II's common securities and preferred securities to be redeemed will be allocated pro rata to its common securities and the preferred securities based upon the relative liquidation amounts of such classes. The Property Trustee will select the particular preferred securities to be redeemed within 60 days of the Redemption Date, or, if the preferred securities are then held in the form of a global preferred security, in accordance with DTC's customary procedures. The Property Trustee will promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the preferred securities will relate, in the case of the preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of the preferred securities which has been or is to be redeemed.

     The Trustee will mail notice of any redemption at least thirty but not more than sixty days before the Redemption Date to each holder of the preferred securities to be redeemed at its registered address. Unless Metropolitan defaults in payment of the Redemption Price on the junior subordinated debentures, interest will cease to accrue, on and after the Redemption Date, on the junior subordinated debentures or portions of those debentures called for redemption.

LIQUIDATION OF TRUST II AND DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

     Metropolitan may at any time dissolve Trust II. After satisfaction of the liabilities of creditors of Trust II as provided by law, Metropolitan may cause junior subordinated debentures to be distributed to the holders of the preferred securities and Trust II's common securities in exchange for those securities upon liquidation of Trust II.

     After the liquidation date for any distribution of the junior subordinated debentures for preferred securities, those preferred securities will no longer be deemed to be outstanding. DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution with respect to preferred securities held by DTC or its nominee. Any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the preferred securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     Under United States federal income tax law and interpretations, a distribution of the junior subordinated debentures should not be a taxable event to holders of the preferred securities. However, if there is a change in law, a change in legal interpretation, a Tax Event or other circumstances, the distribution could be a taxable event to holders of the preferred securities.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Pursuant to the Trust Agreement, Trust II will automatically dissolve at the end of its term. Trust II will also dissolve if any of the following events occurs:

          - the entry of an order for the dissolution of Trust II by a court of competent jurisdiction;

          - certain events of bankruptcy, dissolution or liquidation of Metropolitan, subject in certain instances to any such event remaining in effect for a period of ninety consecutive days;

          - the distribution of a liquidation value equal to the principal amount of the junior subordinated debentures to the holders of its preferred securities, if Metropolitan, as depositor, has given written direction to the Property Trustee to dissolve Trust II (which direction is optional and wholly within the discretion of Metropolitan, as depositor); and

          - redemption of all of the preferred securities as described under "-- Redemption."

     If an early dissolution occurs as described in one of the first three clauses listed above, the Trust II trustees will liquidate Trust II as quickly as possible by first satisfying the liabilities to creditors of Trust II, if any, as provided by law, and then by distributing to the holders of the preferred securities an equivalent liquidation value of the junior subordinated debentures. If the Administrative Trustees determine this distribution is not practical, after satisfaction of liabilities to creditors of Trust II, if any, as provided by law, holders of the preferred securities will receive out of the assets of Trust II available for distribution to holders, an amount equal to the liquidation amount plus accrued and unpaid Distributions to the date of payment (such amount being the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because Trust II has insufficient assets available to pay the Liquidation Distribution in full, then Trust II will pay the amounts due on a pro rata basis. Metropolitan, as the holder of Trust II's common securities, will receive distributions upon any such liquidation pro rata with the holders of the preferred securities. However, if Metropolitan is in default under the Indenture, the preferred securities will have a priority over Trust II's common securities with respect to any such distributions.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the preferred securities and Trust II's common securities issued under the Trust Agreement. Each event constitutes an Event of Default regardless of the reason for the Event of Default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          - the occurrence of an event of default under the Indenture (see "Description of the Junior Subordinated Debentures -- Debenture Events of Default"); or

          - default in the payment of any Distribution when it becomes due and payable, and the continuation of the default for a period of 30 days; or

          - default in the payment of any Redemption Price when it becomes due and payable; or

          - default in the performance, or breach, in any material respect, of any covenant or warranty of any trustee under the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the clauses listed above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

          - the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by Metropolitan to appoint a successor Property Trustee within 60 days of such event of bankruptcy or insolvency.

     Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will send notice of the Event of Default to the holders of the preferred securities, the Administrative Trustees and Metropolitan, as depositor, unless the Event of Default has been cured or waived. Metropolitan, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate stating whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If an event of default under the Indenture has occurred and is continuing, the preferred securities will have a preference over Trust II's common securities as described above. See "-- Subordination of Trust II's Common Securities." The holders of the preferred securities cannot accelerate the payment of the preferred securities due to an event of default.

REMOVAL OF TRUST II TRUSTEES

     Unless an event of default under the Indenture has occurred and is continuing, the holder of Trust II's common securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Indenture has occurred and is continuing, the holders of a majority in liquidation amount of the outstanding preferred securities may remove the Property Trustee at such time. The holders of the preferred securities will not have the right to vote to appoint, remove or replace the Administrative Trustees. The voting rights of the Administrative Trustees are vested exclusively in Metropolitan as the holder of Trust II's common securities. No resignation or removal of any trustee under the Trust Agreement and no appointment of a successor trustee will be effective until the successor trustee accepts its appointment in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction where part of the property and assets of Trust II are located, Metropolitan, as the holder of Trust II's common securities, may appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of that Trust Property, or to act as separate trustee of any of that property. The co-trustee or separate trustee will have the powers described in the instrument of appointment. Metropolitan may vest in the person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If an event of default under the Indenture has occurred and is continuing, the Property Trustee alone may make the appointment.

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE

     Provided such entity shall be otherwise qualified and eligible, the successor of the Property Trustee under the Trust Agreement will be:

          - Any entity into which the trustee that is not a natural person may be merged or converted,

          - Any entity with which the trustee may be consolidated,

          - Any entity resulting from any merger, conversion or consolidation to which the trustee will be a party, or

          - Any entity succeeding to all or substantially all the corporate trust business of the trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF TRUST II

     Trust II may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other person, except as described below or as otherwise described in the Trust Agreement. Trust II may, at the request of Metropolitan, with the consent of the Administrative Trustees and without the consent of the holders of the preferred securities or the Property Trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if certain conditions are met. These conditions are:

          - the successor entity either (a) expressly assumes all of the obligations of Trust II with respect to the preferred securities or
            (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (the "Successor Securities") so long as the Successor Securities rank the same as the preferred securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise,

          - Metropolitan expressly appoints a trustee of the successor entity possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures,

          - the Successor Securities are registered or listed, or any Successor Securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then registered or listed (including, if applicable, the Nasdaq Stock Market's National Market), if any,

          - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization,

          - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect,

          - the successor entity has a purpose substantially identical to that of Trust II,

          - before the transaction, Metropolitan receives an opinion from independent counsel experienced in such matters to the effect that
            (a) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any Successor Securities) in any material respect and (b) following the transaction, neither Trust II nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and

          - Metropolitan or any permitted successor or assignee owns all of the common securities or its equivalent of the successor entity and guarantees the obligations of the successor entity under the Successor Securities at least to the extent provided by the guarantee.

     Even if these conditions are met, if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Trust II or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes, Trust II will not enter into such transaction without the consent of holders of 100% in liquidation amount of the preferred securities.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the preferred securities will have no voting rights.

     The Trust Agreement may be amended from time to time by Metropolitan, the Property Trustee and the Administrative Trustees, without the consent of the holders of the preferred securities:

          - with respect to acceptance of appointment of a successor trustee,

          - to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which will not be inconsistent with the other provisions of the Trust Agreement, or

          - to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that Trust II will be classified for United States federal income tax purposes as a grantor trust at all times that the preferred securities are outstanding or to ensure that Trust II will not be required to register as an "investment company" under the Investment Company Act.

     If Metropolitan, the Property Trustee and the Administrative Trustees amend the Trust Agreement to cure an ambiguity, the action may not adversely affect in any material respect the interests of any holder of the preferred securities. Any amendments of the Trust Agreement described above will become effective when notice of the amendment is given to the holders of the preferred securities.

     The Trust Agreement may be amended by the Trust trustees and Metropolitan with:

          - the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding preferred securities, and

          - receipt by the Trust II trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust II trustees in accordance with such amendment will not affect Trust II's status as a grantor trust for United States federal income tax purposes or Trust II's exemption from status as an "investment company" under the Investment Company Act.

     Some of the provisions in the Trust Agreement may not be amended without the consent of each affected holder of the preferred securities. Consent is required to amend the Trust Agreement to:

          - change the amount or timing of any Distribution on the preferred securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the preferred securities as of a specified date, and

          - restrict the right of a holder of the preferred securities to institute suit for the enforcement of any such payment on or after such date.

     If the junior subordinated debentures are held by the Property Trustee, the Trust II trustees will not take any of the following actions without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

          - direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or executing any trust or power conferred on the Property Trustee with respect to the junior subordinated debentures,

          - waive any past default that is waivable under the Indenture,

          - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable, or

          - consent to any amendment, modification or termination of the Indenture or the junior subordinated debentures, where such consent is required.

     If a consent under the Indenture would require the consent of each holder of the junior subordinated debentures affected by the actions described above, the Property Trustee will not give that consent without the prior consent of each holder of the preferred securities. The Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The Property Trustee will notify each holder of the preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the approval of the holders of the preferred securities, before taking any of the foregoing actions, Trust II trustees will obtain an opinion of counsel experienced in such matters to the effect that Trust II will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of the preferred securities may be given at a meeting of holders of the preferred securities called for such purpose or by written consent. The Property Trustee will cause a notice of any meeting at which holders of the preferred securities are entitled to vote to be given to each holder of record of the preferred securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of the preferred securities will be required for Trust II to redeem and cancel the preferred securities in accordance with the Trust Agreement.

     Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Metropolitan, the Trust II trustees or any affiliate of Metropolitan or the Trust II trustees will, for purposes of such vote or consent, be treated as if they were not outstanding.

LIQUIDATION VALUE

     The amount payable on the preferred securities in the event of any liquidation of Trust II is $10 per preferred security plus accumulated and unpaid Distributions. This amount may be paid in the form of a distribution in junior subordinated debentures, subject to certain exceptions. See
"-- Liquidation Distribution Upon Dissolution."

EXPENSES AND TAXES

     In the Indenture, Metropolitan, as borrower, has agreed to pay all debts and other obligations (other than with respect to the preferred securities) and all costs and expenses of Trust II including costs and expenses relating to the organization of Trust II, the fees and expenses of the trustees under the Trust Agreement and the costs and expenses relating to the operation of Trust II. Metropolitan has also agreed to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which Trust II might become subject. These obligations of Metropolitan under the Indenture are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not that Creditor has received notice thereof. Any Creditor may enforce the obligations of Metropolitan directly against Metropolitan. Metropolitan has irrevocably waived any right or remedy to require that a Creditor take any action against Trust II or any other person before proceeding against Metropolitan. Metropolitan has also agreed in the Indenture to execute any additional agreements necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

     The Trust issued the preferred securities in the form of one or more fully registered global securities. The global securities were deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until a global security is exchangeable in whole or in part for the preferred securities in definitive form, the global security may not be transferred except as a whole by:

          - DTC to a nominee of DTC;

          - a nominee of DTC to DTC or another nominee of DTC; or

          - DTC or any such nominee to a successor of such depository or a nominee of such successor.

     Ownership of beneficial interests in a global security is limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. Metropolitan believes that, each time a global security is issued, DTC credits, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the preferred securities represented by the global security. Ownership of beneficial interests in the global security is shown on, and the transfer of such ownership interests is effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase. However, Metropolitan expects the beneficial owner to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the preferred securities in certificated form and will not be considered the owners or holders of the preferred securities under the Indenture. Accordingly, to exercise any rights of a holder of preferred securities under the Indenture, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest. Metropolitan understands that, under DTC's existing practices, if Metropolitan requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action. In turn, those Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, Metropolitan understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

     Trust II will make Distributions on the preferred securities registered in the name of DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner of the global security representing such preferred securities. None of Metropolitan, the Trust II trustees, any Paying Agent (as defined herein) or any other agent of Metropolitan or the Trust II trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC will be responsible for the disbursements of Distributions to Participants. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC believes that it will not receive payment on the payable date. Standing instructions and customary practices will govern payments by Participants to beneficial owners, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." The Participants will be responsible for such payments, not DTC, Metropolitan, the Trust II trustees, the Paying Agent or any other agent of Metropolitan, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to Metropolitan or the Trust II trustees. If DTC notifies Metropolitan or the Trust II trustees that it is unwilling to continue as depository, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depository is not appointed by Metropolitan within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, Metropolitan will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, a global security. In addition, Trust II may, at any time and in its sole discretion, determine not to have the preferred securities represented by one or more global securities. Under these and certain other circumstances, Metropolitan will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.

     DTC has advised Metropolitan and Trust II of the following information. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a

"clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities and Exchange Act of 1934. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants. The use of electronic book entry changes eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of the Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     The information in this section concerning DTC and book-entry systems has been obtained from sources that Metropolitan and Trust II believe to be reliable. However, neither Metropolitan nor Trust II take responsibility for the accuracy of this information.

PAYMENT AND PAYING AGENCY

     DTC will credit payments in respect of the preferred securities to the relevant accounts at DTC on the applicable Distribution Dates. If the preferred securities are not held by DTC, the Paying Agent will make such payments by check mailed to the address of the holder entitled to such payments at the address appearing on the securities register for the preferred securities and Trust II's common securities. The initial paying agent (the "Paying Agent") is the Property Trustee and any co-Paying Agent chosen by the Property Trustee and acceptable to the Administrative Trustees. The Paying Agent may resign as Paying Agent upon thirty days' written notice to the Trust II trustees. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor to act as Paying Agent. The successor must be a bank or trust company reasonably acceptable to the Administrative Trustees.

REGISTRAR AND TRANSFER AGENT

     The Property Trustee acts as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of Trust II, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Upon any redemption, Trust II will not be required to issue, register the transfer of, or exchange any preferred securities during a period beginning at the opening of business fifteen days before the date of mailing of a notice of redemption of any preferred securities called for redemption and ending at the close of business on the day of such mailing. Trust II will also not be required to register the transfer of or exchange any preferred securities selected for redemption, in whole or in part, except the unredeemed portion of any such preferred securities being redeemed in part.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     Other than upon the occurrence and during the continuance of an Event of Default, the Property Trustee undertakes to perform only such duties as are specifically set forth in the Trust Agreement. After an Event of Default, the Property Trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement, or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of preferred securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as it deems advisable and in the best interests of the holders of the preferred securities. The Property Trustee will have no liability for such action except for its own negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are to conduct the affairs of and to operate Trust II in such a way that Trust II will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the junior subordinated debentures will be treated as indebtedness of Metropolitan for United States federal income tax purposes. Metropolitan and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Trust II or the Trust Agreement, that Metropolitan and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the preferred securities have no preemptive or similar rights.

     The Trust Agreement and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Metropolitan issued the junior subordinated debentures under the Indenture. The Indenture was qualified as an indenture under the Trust Indenture Act. This summary of material terms and provisions of the junior subordinated debentures and the Indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Indenture, and to the Trust Indenture Act. Metropolitan has incorporated by reference the form of the Indenture as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

     At the same time Trust II issued the preferred securities, Trust II invested the proceeds from its sale, along with the consideration paid by Metropolitan for Trust II's common securities, in the junior subordinated debentures. The junior subordinated debentures bear interest at the annual rate of 9.50%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"). Interest payments commenced June 30, 1999. Metropolitan pays interest to the person in whose name each junior subordinated debenture is registered, subject to certain exceptions, at the close of business on the business day immediately prior to the Interest Payment Date. It is anticipated that, until the liquidation, if any, of Trust II, the Property Trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred securities. Metropolitan computes the amount of interest payable for any period on the basis of a 360-day year of twelve thirty-day months. If interest on the junior subordinated debentures is payable on a date that is not a business day, Metropolitan will pay that interest on the next day that is a business day. Metropolitan will not pay any additional interest or other payment as a result of the delay. If that business day is in the next calendar year, Metropolitan will make that payment on the immediately preceding business day. This payment will have the same force and effect as if it were made on the date the payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest at the rate per annum of 9.50% thereof, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used in this section includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest (as defined herein), as applicable.

     The junior subordinated debentures have a stated maturity date of June 30, 2029.

     The junior subordinated debentures are unsecured and rank junior and be subordinate in right of payment to all indebtedness of Metropolitan senior in right of payment to them. The junior subordinated debentures will rank equal in right of payment to the $27.8 million aggregate principal amount of debentures Metropolitan sold during the second quarter of 1998 to Metropolitan Capital Trust I. Because Metropolitan is a holding company, the right of Metropolitan to participate in any distribution of assets of any subsidiary, including Metropolitan Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that Metropolitan may itself be recognized as a creditor of that subsidiary. Accordingly, the junior subordinated debentures are effectively subordinated to all existing and future liabilities of Metropolitan's subsidiaries, and holders of the junior subordinated debentures should look only to the assets of Metropolitan for payments on the junior subordinated debentures. The Indenture does not limit Metropolitan's ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of payment to the junior subordinated debentures, whether under the Indenture or any existing or other indenture that Metropolitan may enter into in the future or otherwise.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION

     If Metropolitan is not in default under the Indenture, Metropolitan may, under the Indenture at any time or from time to time during the term of the junior subordinated debentures, defer the payment of interest on the junior subordinated debentures for a period not exceeding twenty consecutive quarters with respect to each Extension Period. No Extension Period may extend beyond the stated maturity date of the junior subordinated debentures. At the end of each Extension Period, Metropolitan must pay all interest then accrued and unpaid on the junior subordinated debentures (together with interest on such unpaid interest at the annual rate of 9.50%, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law, referred to herein as "Compounded Interest"). During an Extension Period, interest would continue to accrue and holders of the junior subordinated debentures would be required to accrue interest income for United States federal income tax purposes even though such holders would not receive current cash distributions with which to pay tax, if any, arising with respect to such accrued interest income.

     During any Extension Period, Metropolitan may not take certain actions. Metropolitan may not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan may not make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the guarantee. Metropolitan may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Metropolitan's capital stock other than:

          - the reclassification of any class of Metropolitan's capital stock into another class of capital stock,

          - dividends or distributions in shares of common stock of Metropolitan,

          - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto,

          - payments under the guarantee, and

          - purchases of common shares related to the issuance of common shares or rights under any of Metropolitan's benefit plans for its directors, officers or employees.

Additionally, during any Extension Period, Metropolitan will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities.

     Before the termination of any Extension Period, Metropolitan may further defer the payment of interest on the junior subordinated debentures if no Extension Period exceeds twenty consecutive quarters or extends beyond the stated maturity date of the junior subordinated debentures. Upon the termination of any such Extension Period and the payment of all Compounded Interest, Metropolitan may begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end of such Extension Period. Metropolitan must give the Property Trustee, the Administrative Trustees and the trustee under the Indenture notice of its election to begin an Extension Period at least one Business Day before the earlier of:

          - the date interest on the junior subordinated debentures would have been payable except for the election to begin such Extension Period, or

          - the date the Administrative Trustees are required to give notice of the record date, or the date such Distributions are payable, to the Nasdaq Stock Market's National Market or other applicable self-regulatory organization or to holders of the preferred securities as of the record date or the date such Distributions are payable, but in any event not less than one Business Day before such record date.

     The trustee under the Indenture will give notice of Metropolitan's election to begin a new Extension Period to the holders of the preferred securities. There is no limitation on the number of times that Metropolitan may begin an Extension Period.

ADDITIONAL INTEREST

     If at any time while Trust II or the Property Trustee is the holder of any junior subordinated debentures they are required to pay any additional taxes, duties or other governmental charges (other than withholding taxes) imposed by the United States or any other taxing authority, Metropolitan will pay the Additional Interest relating to such taxes, duties or other governmental charges. Trust II will not reduce the amounts payable by it as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION OR EXCHANGE

     The junior subordinated debentures will not be subject to any sinking fund.

     Metropolitan may redeem the junior subordinated debentures before maturity on or after June 30, 2004, in whole at any time or in part from time to time, or at any time in whole (but not in part) within ninety days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event. In each case, the redemption price shall equal the accrued and unpaid interest on the redeemed junior subordinated debentures to the date fixed for redemption, plus 100% of the principal amount of such junior subordinated debentures. Any redemption before the stated maturity date of the junior subordinated debentures will be subject to prior regulatory approval, if then required under applicable capital guidelines or regulatory policies, and the restrictions in the 1995 Notes Indenture.

     Metropolitan will mail notice of any redemption at least thirty but not more than sixty days before the redemption date to each holder of the junior subordinated debentures to be redeemed. Metropolitan will mail notice to such holder's registered address. Unless Metropolitan defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the junior subordinated debentures or portions thereof called for redemption.

     "Additional Interest" means the additional amounts necessary to be paid on the junior subordinated debentures so that the net amount received by Trust II and the Property Trustee after paying any additional taxes, duties or other governmental charges (other than withholding taxes) imposed by the United States or any taxing authority shall not be reduced as a result of any additional taxes, duties and other governmental charges.

     "Investment Company Event" means the receipt by Trust II of an Opinion of Counsel to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, Trust II is or will be considered an "investment company" that is required to be registered under the Investment Company Act and that the change becomes effective on or after the date of original issuance of the preferred securities.

     "Capital Treatment Event" means the receipt by Trust II of an Opinion of Counsel to the effect that as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the preferred securities would not constitute Tier 1 Capital (or the then equivalent thereof) applied as if Metropolitan (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to Metropolitan. There are currently no capital adequacy guidelines applicable to savings and loan holding companies such as Metropolitan.

     "Tax Event" means the receipt by Trust II of an Opinion of Counsel to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities under the Trust Agreement, there is more than an insubstantial risk that:

          - Trust II is, or will be within ninety days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the junior subordinated debentures,

          - interest payable by Metropolitan on the junior subordinated debentures is not, or within ninety days of the date of such opinion will not be, deductible by Metropolitan, in whole or in part, for United States federal income tax purposes or

          - Trust II is, or will be within ninety days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Opinion of Counsel" means an opinion in writing of independent legal counsel experienced in matters being opined upon, that is delivered to Trust II trustees.

AUTHENTICATION

     A junior subordinated debenture will not be valid until authenticated manually by an authorized signatory of the trustee under the Indenture, or by an authenticating agent. That signature will be conclusive evidence that the junior subordinated debenture has been duly authenticated and delivered under the Indenture and that the holder is entitled to the benefits of the Indenture. Each junior subordinated debenture will be dated the date of its authentication by the trustee under the Indenture.

REGISTRATION, DENOMINATION AND TRANSFER

     The junior subordinated debentures were initially registered in the name of Cede & Co., as nominee of DTC, on behalf of Trust II. If the junior subordinated debentures are distributed to holders of preferred securities, Metropolitan anticipates that the depository arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of the Preferred Securities -- Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, DTC is under no obligation to perform or continue to perform such procedures. DTC may discontinue such procedures at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Metropolitan within ninety days of receipt of notice from DTC, and in other circumstances, including at Metropolitan's option, Metropolitan will cause the junior subordinated debentures to be issued in certificated form.

     Metropolitan will make payments on junior subordinated debentures represented by a global security to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, as described under "Description of the Preferred Securities -- Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of Wilmington Trust Company, the trustee under the Indenture, in Wilmington, Delaware or at the offices of any Paying Agent or transfer agent appointed by Metropolitan. However, at the option of Metropolitan, payment of any interest may be made:

          - by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures; or

          - by wire transfer of immediately available funds upon written request to the trustee under the Indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.

     Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.

     A holder of junior subordinated debentures may present for exchange as provided above, and may present for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), that holder's junior subordinated debentures. The holder of junior subordinated debentures takes such action at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by Metropolitan without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Metropolitan will appoint the trustee under the Indenture as securities registrar under the Indenture. Metropolitan may at any time designate additional transfer agents with respect to the junior subordinated debentures.

     In the event of any redemption, neither Metropolitan nor the trustee under the Indenture will be required to issue, register the transfer of, or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice for redemption of the junior subordinated debentures to be redeemed (if less than all are to be redeemed) and ending at the close of business on the day of mailing of the relevant notice of redemption. In addition, neither Metropolitan nor the trustee under the Indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

     Any monies deposited with the trustee under the Indenture or any Paying Agent, and any monies held by Metropolitan in trust, for the payment of the principal of (and premium, if any) or interest on any junior subordinated debenture that remains unclaimed for two years after such principal (and premium, if any) or interest has become due and payable will, at the request of Metropolitan, be repaid to Metropolitan. After that repayment, the holder of the junior subordinated debenture will look, as a general unsecured creditor, only to Metropolitan for payment of principal or interest.

RESTRICTIONS ON CERTAIN PAYMENTS

     Metropolitan also covenants, as to the junior subordinated debentures, that, during any Extension Period, it will not take certain actions. Metropolitan will not make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Metropolitan that rank equal in priority with or junior in right of payment to the junior subordinated debentures. Metropolitan will not make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks equal in priority with or junior in right of payment to the junior subordinated debentures other than payments pursuant to the guarantee. Metropolitan will not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Metropolitan's capital stock other than:

          - the reclassification of any class of Metropolitan's capital stock into another class of capital stock;

          - dividends or distributions payable in shares of common stock of Metropolitan;

          - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto;

          - payments under the guarantee; and

          - purchases of common shares related to the issuance of common shares or rights under any of Metropolitan's benefit plans for its directors, officers or employees.

     Additionally, Metropolitan will not redeem, purchase or acquire less than all the outstanding junior subordinated debentures or any of the preferred securities if at such time:

          - there shall have occurred an event of default under the Indenture,

          - Metropolitan shall be in default with respect to its obligations under the guarantee relating to such preferred securities, or

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

          - Metropolitan shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the junior subordinated debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

MODIFICATION OF INDENTURE

     From time to time Metropolitan and the trustee under the Indenture may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the Indenture for specified purposes. These purposes include, among other things, curing ambiguities, defects or inconsistencies, changes that do not materially adversely affect the interest of the holders of the junior subordinated debentures and changes to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting Metropolitan and the trustee under the Indenture, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures affected, to modify the Indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected,

          - extend the stated maturity date of the junior subordinated debentures, reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or

          - reduce the percentage of principal amount of the junior subordinated debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following events with respect to the junior subordinated debentures that has occurred and is continuing constitutes a "Debenture Event of Default":

          - failure for thirty days to pay interest (including Additional Interest or Compounded Interest, if any) on the junior subordinated debentures when due (subject to the deferral of certain due dates in the case of an Extension Period); or

          - failure to pay any principal on the junior subordinated debentures when due, whether at stated maturity, upon declaration of acceleration of maturity or otherwise; or

          - failure to observe or perform certain other covenants contained in the Indenture for ninety days after written notice to Metropolitan from the trustee under the Indenture or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

          - certain events in bankruptcy, insolvency or reorganization of Metropolitan, subject in certain instances to any such event remaining in effect for a period of sixty consecutive days.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture. The trustee under the Indenture or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the junior subordinated debentures which has become due solely by such acceleration) and all other Debenture Events of Default have been cured and Metropolitan has deposited with the trustee under the Indenture a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration.

     Metropolitan is required to file annually with the trustee under the Indenture a certificate as to whether or not Metropolitan is in compliance with all the conditions and covenants applicable to it under the Indenture.

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

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing due to the failure of Metropolitan to pay interest or principal on the junior subordinated debentures when payable, a holder of the preferred securities may institute a legal proceeding directly against Metropolitan. That holder may institute such a proceeding to enforce payment to the holder of the principal of or interest on such junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder. Metropolitan may not amend the Indenture to remove the right to bring such a legal proceeding without the prior written consent of the holders of all of the preferred securities. If the right to bring such a legal proceeding is removed, Trust II may become subject to the reporting obligations under the Securities and Exchange Act of 1934. Metropolitan may under the Indenture set-off any payment made to such holder of the preferred securities by Metropolitan in connection with such a legal proceeding.

     The holders of the preferred securities will not be able to exercise directly any remedies other than those described in the above paragraph available to the holders of the junior subordinated debentures. See "Description of the Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that Metropolitan will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity will consolidate with or merge into Metropolitan or convey, transfer or lease its properties and assets substantially as an entirety to Metropolitan, unless certain conditions prescribed in the Indenture are met. In the event Metropolitan consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, these conditions include that the successor entity is organized under the laws of the United States or any state or the District of Columbia, and that the successor entity expressly assumes Metropolitan's obligations on the junior subordinated debentures issued under the Indenture. In addition, immediately after giving effect to the transaction, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing.

     The general provisions of the Indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other change in control transaction involving Metropolitan that may adversely affect holders of the junior subordinated debentures.

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to Metropolitan's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and Metropolitan will be deemed to have satisfied and discharged the Indenture when certain events occur. These events include when all of the junior subordinated debentures not previously delivered to the trustee under the Indenture for cancellation

          - have become due and payable, or

          - will become due and payable at their stated maturity date or will be called for redemption within one year,

and Metropolitan deposits or causes to be deposited with the trustee under the Indenture funds, in trust. The deposited funds are for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the trustee under the Indenture for cancellation, for the principal and interest to the date of the deposit or to the stated maturity date or redemption, as the case may be.

SUBORDINATION

     In the Indenture, Metropolitan has covenanted and agreed that the junior subordinated debentures issued under the Indenture will be subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of payment to them to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Metropolitan, the holders of indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures will first receive payment in full of principal of (and premium, if any) and interest, if any, on such senior indebtedness. The holders of indebtedness senior in right of payment to the junior subordinated debentures will receive such payment before the holders of the junior subordinated debentures, or the Property Trustee on behalf of the holders, receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

     In the event of the acceleration of the maturity of any of the junior subordinated debentures, the holders of all indebtedness senior in right of payment to them outstanding at the time of such acceleration will receive payment in full of all amounts due (including any amounts due upon acceleration) before the holders of the junior subordinated debentures receive or retain any payment in respect of the principal of or interest, if any, on the junior subordinated debentures.

     No payments on account of principal or interest, if any, in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to indebtedness senior in right of payment to the junior subordinated debentures, or an event of default with respect to any such senior indebtedness resulting in the acceleration of the maturity of the senior indebtedness, and any payments so received may be required to be paid over to the holders of the senior indebtedness.

     The Indenture places no limitation on the amount of indebtedness senior in right of payment to the junior subordinated debentures that may be incurred by Metropolitan. Metropolitan may from time to time incur indebtedness constituting such senior indebtedness.

     "Debt" means with respect to any person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          - every obligation of such person for money borrowed;

          - every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          - every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

          - every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          - every capital lease obligation of such person;

          - all indebtedness of such person whether incurred on or before the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

          - every obligation of the type referred to in the clauses above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Metropolitan whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or before the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other Debt which is equal in priority with, or subordinated to, the junior subordinated debentures. However, Senior Debt does not include:

          - any Debt of Metropolitan which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to Metropolitan;

          - any Debt of Metropolitan to any of its subsidiaries; and

          - any Debt to any employee of Metropolitan.

     "Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Metropolitan whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or before the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of Metropolitan (other than the junior subordinated debentures), except that Subordinated Debt shall not include the junior subordinated debentures or the $27.75 million aggregate principal amount of debentures Metropolitan sold during the second quarter of 1998 to Metropolitan Capital Trust I.

GOVERNING LAW

     The Indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

INFORMATION CONCERNING THE TRUSTEE UNDER THE INDENTURE

     The trustee under the Indenture will have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee under the Indenture is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The trustee under the Indenture is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Under certain circumstances involving the termination of Trust II, after satisfaction of liabilities to creditors of Trust II as provided by applicable law, junior subordinated debentures may be distributed to the holders of the preferred securities in exchange for their preferred securities upon liquidation of Trust II. See "Description of the Preferred Securities -- Liquidation of Trust II and Distribution of the Junior Subordinated Debentures to Holders." Any distribution will be subject to receipt of prior regulatory approval if then required. If the junior subordinated debentures are distributed to the holders of preferred securities upon the liquidation of Trust II, Metropolitan will use its best efforts to list the junior subordinated debentures on the Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the preferred securities are then listed. Metropolitan can make no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of the preferred securities.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the junior subordinated debentures will be made at the offices of Wilmington Trust Company, trustee under the Indenture in the city of Wilmington, Delaware or at the offices of such Paying Agent or Paying Agents as Metropolitan may designate from time to time. However, at the option of Metropolitan, payment of any interest may be made

          - by check mailed to the address of the person entitled to such payment that appears in the securities register for the junior subordinated debentures, or

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

          - by wire transfer of immediately available funds upon written request to the trustee under the Indenture no later than fifteen calendar days before the date on which the interest is payable by a holder of $1 million or more in aggregate principal amount of the junior subordinated debentures.

Payment of any interest on the junior subordinated debentures will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the regular record date for such interest, except in the case of interest due and payable, but not timely paid. Metropolitan may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

     Any monies deposited with the trustee under the Indenture or any Paying Agent, or any monies held by Metropolitan in trust, for the payment of the principal of or interest on the junior subordinated debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to Metropolitan upon written request of Metropolitan on May 31 of each year or (if then held in trust by Metropolitan) will be discharged from such trust. After that repayment, the holders of the junior subordinated debentures will look, as general unsecured creditors, only to Metropolitan for payment of such principal and interest.

REGISTRAR AND TRANSFER AGENT

     The trustee under the Indenture will act as the registrar and the transfer agent for the junior subordinated debentures. Junior subordinated debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. Metropolitan may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts if Metropolitan maintains a transfer agent in the place of payment. Metropolitan may at any time designate additional transfer agents with respect to the junior subordinated debentures. In the event of any redemption, neither Metropolitan nor the trustee under the Indenture will be required to issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business fifteen days before the day of mailing of notice of redemption of junior subordinated debentures (if less than all are to be redeemed) and ending at the close of business on the day of mailing of the relevant notice of redemption. In addition, neither Metropolitan nor the trustee under the Indenture will be required to transfer or exchange any junior subordinated debentures selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

                          DESCRIPTION OF THE GUARANTEE

     Metropolitan executed and delivered a guarantee at the same time Trust II issued the preferred securities. Wilmington Trust Company holds the guarantee as the trustee under the guarantee for the benefit of the holders of the preferred securities. The guarantee was qualified under the Trust Indenture Act. This summary of material provisions of the guarantee is not complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. Metropolitan has incorporated by reference the form of the guarantee as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

     To the extent described below, Metropolitan has irrevocably agreed to pay in full, on a subordinated basis, the guarantee Payments (as defined herein) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Trust II may have or assert other than the defense of payment. If not paid by or on behalf of Trust II, the following payments that relate to the preferred securities (the "guarantee Payments") will be subject to the guarantee:

          - any accrued and unpaid Distributions required to be paid on the preferred securities, to the extent that Trust II has funds on hand available for such Distributions at such time;

          - the Redemption Price, including unpaid Distributions to the date of redemption, with respect to any preferred securities called for redemption, to the extent that Trust II has funds on hand available to pay such Redemption Price at such time; or

          - upon a voluntary or involuntary dissolution, winding-up or termination of Trust II (unless the junior subordinated debentures are distributed to holders of the preferred securities or all preferred securities are redeemed), the lesser of:

             - the liquidation amount and all accrued and unpaid Distributions on the preferred securities, to the extent that Trust II has funds available for such a payment at such time; and

             - the amount of assets of Trust II remaining available for distribution to holders of the preferred securities after satisfaction of liabilities to creditors of Trust II as required by applicable law.

     Metropolitan may satisfy its obligation to make a guarantee Payment by directly paying the required amounts to the holders of the preferred securities or by causing Trust II to pay such amounts to such holders.

     If Metropolitan does not make interest payments on the junior subordinated debentures held by Trust II, Trust II will not be able to pay Distributions on the preferred securities and will not have funds available for such Distributions. The guarantee will rank subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures. See "Description of the Guarantee -- Status of the Guarantee." Because Metropolitan is a holding company, the right of Metropolitan to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent Metropolitan may itself be recognized as a creditor of that subsidiary. Accordingly, Metropolitan's obligations under the guarantee will be effectively subordinated to all existing and future liabilities of Metropolitan's subsidiaries, and claimants should look only to the assets of Metropolitan for payments under the guarantee. The guarantee does not limit Metropolitan's ability to incur or issue other secured or unsecured debt, including indebtedness senior in right of repayment to the junior subordinated debentures, whether under the Indenture, any other indenture that Metropolitan may enter into in the future, or otherwise. Metropolitan may from time to time incur indebtedness constituting such senior indebtedness.

     Metropolitan and Trust II believe that, taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement (as defined herein), constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Trust II's obligations under the preferred securities.

STATUS OF THE GUARANTEE

     The guarantee will constitute an unsecured obligation of Metropolitan and will rank subordinate and junior in right of payment to all indebtedness of Metropolitan senior in right of repayment to the junior subordinated debentures. The guarantee ranks equal to the guarantee agreement executed by Metropolitan in respect of the 8.60% preferred securities sold during the second quarter of 1998 by Metropolitan Capital Trust I.

     The guarantee will constitute a guarantee of payment and not of collection. As a result, the guaranteed party may institute a legal proceeding directly against Metropolitan to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The trustee under the guarantee will hold the guarantee for the benefit of the holders of the preferred securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of Metropolitan and will inure to the benefit of the holders of the preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the guarantee will occur upon the failure of Metropolitan to perform any of its payments or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the guarantee in respect of such guarantee or to direct the exercise of any trust or power conferred upon the trustee under the guarantee.

     Metropolitan, as guarantor, is required to file annually with the trustee under the guarantee a certificate as to whether or not Metropolitan is in compliance with all the conditions and covenants applicable to it under the guarantee.

INFORMATION CONCERNING THE TRUSTEE UNDER THE GUARANTEE

     The trustee under the guarantee, other than during an event of default by Metropolitan in the performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee. After an event of default under the guarantee, the trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee under the guarantee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The trustee under the guarantee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the it reasonably believes repayment or adequate indemnity is not reasonably assured to it.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

          - full payment of the Redemption Price of the preferred securities;

          - full payment of the amounts payable upon liquidation of Trust II; or

          - distribution of the junior subordinated debentures to the holders of the preferred securities in exchange for their preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE EXPENSE AGREEMENT

     Pursuant to the Expense Agreement entered into by Metropolitan under the Trust Agreement (the "Expense Agreement"), Metropolitan will irrevocably and unconditionally guarantee to each person or entity to whom Trust II becomes indebted or liable, the full payment of any costs, expenses or liabilities of Trust II, other than obligations of Trust II to pay to the holders of the preferred securities the amounts due such holders pursuant to the terms of the preferred securities. Third party creditors of Trust II may proceed directly against Metropolitan under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
               SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT AND
                                 THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the preferred securities (to the extent Trust II has funds available for the payment of such Distributions) are irrevocably guaranteed by Metropolitan as and to the extent set forth under "Description of the Guarantee." Metropolitan believes that, taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Trust II's obligations under the preferred securities. If and to the extent that Metropolitan does not make payments on the junior subordinated debentures, Trust II will not pay Distributions or other amounts due on its preferred securities. The guarantee does not cover payment of Distributions when Trust II does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the preferred securities is to institute a legal proceeding against Metropolitan for enforcement of payment of the junior subordinated debentures to the extent permitted by the Indenture and Trust Agreement. The obligations of Metropolitan under the guarantee are subordinate and junior in right of payment to all indebtedness senior in right of payment to the junior subordinated debentures.

SUFFICIENCY OF PAYMENTS

     If payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover Distributions and other payments due on the preferred securities. Such payments are sufficient primarily because:

          - The aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and Trust II's common securities;

          - The interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and Distribution and other payment dates for the preferred securities;

          - Metropolitan will pay for all and any costs, expenses and liabilities of Trust II except Trust II's obligations to holders of its preferred securities; and

          - The Trust Agreement further provides that Trust II will not engage in any activity that is not consistent with the limited purposes of Trust II.

     Notwithstanding anything to the contrary contained in the Indenture, Metropolitan has the right to set-off any payment it is otherwise required to make under the Indenture if, and to the extent, Metropolitan has made, or is concurrently making, a payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES

     A holder of a preferred security may institute a legal proceeding directly against Metropolitan to enforce its rights under the guarantee without first instituting a legal proceeding against the trustee under the guarantee or against the Trust or any other person or entity.

     A default or event of default under any indebtedness of Metropolitan senior to the junior subordinated debentures would not constitute a default or event of default under the Indenture. However, in the event of payment defaults under, or acceleration of, any such senior indebtedness, the subordination provisions of the Indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures within any applicable grace period would constitute an event of default under the Indenture.

LIMITED PURPOSE OF TRUST II

     The preferred securities evidence preferred undivided beneficial interests in Trust II. Trust II exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds of such issuance in junior subordinated debentures. A principal difference between the rights of a holder of a preferred security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from Metropolitan the principal amount of and interest accrued on junior subordinated debentures held, while a holder of the preferred securities is entitled to receive Distributions from Trust II (or from Metropolitan under the guarantee) if, and to the extent, Trust II has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of Trust II involving the liquidation of the junior subordinated debentures, after satisfaction of liabilities to creditors of Trust II, if any, as provided by applicable law, the holders of the preferred securities will receive, out of assets held by Trust II, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Metropolitan, the Property Trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of Metropolitan. As a result, the Property Trustee would be subordinated in right of payment to all indebtedness of Metropolitan senior in right of payment to the junior subordinated debentures as set forth in the Indenture, but entitled to receive payment in full of principal and interest before any shareholders of Metropolitan receive payments or distributions. Since Metropolitan is the guarantor under the guarantee and has agreed to pay for all costs, expenses and liabilities of Trust II (other than Trust II's obligations to the holders of its preferred securities), the positions of a holder of such preferred securities and a holder of the junior subordinated debentures relative to other creditors and to shareholders of Metropolitan in the event of liquidation or bankruptcy of Metropolitan are expected to be substantially the same.

                                 LEGAL MATTERS

     Richards, Layton & Finger, P.A. will pass upon the validity of the preferred securities.

                                    EXPERTS

     Crowe, Chizek and Company LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Crowe, Chizek and Company LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Metropolitan files annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You can read and copy such reports, proxy statements and other information at the following locations of the Commission:

     Public Reference Room         New York Regional Office         Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center               Citicorp Center
           Room 1024                      Suite 1300                500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                    Chicago, Illinois 60661

     You may also obtain copies of this information by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20459. You can obtain further information on the operation of the Commission's Public Reference Room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Metropolitan who file electronically with the Commission. The address of that site is http://www.sec.gov.

     Metropolitan and Trust II have filed with the Commission a registration statement on Form S-3 (together with all amendments, the "Registration Statement") that relates to the preferred securities offered pursuant to this prospectus. This prospectus is only part of the Registration Statement. It does not contain all of the information in the Registration Statement. The rules and regulations of the Commission permit us to omit certain portions of the Registration Statement from the prospectus. For more information regarding Metropolitan, Trust II, and the preferred securities, you should refer to the Registration Statement, including the attached exhibits.

     Wherever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. Each such reference in this prospectus is qualified in its entirety by reference to the complete document. You may read the Registration Statement without charge at the principal office of the Commission in Washington, D.C., and you may obtain copies of all or part of it from the Commission by paying the prescribed fees.

     The Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

     Information that we file in the future with the Commission and incorporate by reference in this prospectus will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 if the filings are made before the time that all of the preferred securities are sold in this offering:


          - annual report on Form 10-K for the year ended December 31, 1999; and



          - quarterly report on Form 10-Q for the quarter ended March 31, 2000.


You may request a copy of these filings at no cost by writing or telephoning us at the following address:

     Metropolitan Capital Trust II
     6001 Landerhaven Drive
     Mayfield Heights, Ohio 44124
     Attention: Investor Relations Department
     (440) 646-1111

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

     No separate financial statements of Trust II have been included herein. Metropolitan does not consider that such financial statements would be material to holders of preferred securities because (i) all of the voting securities of Trust II will be owned by Metropolitan, a reporting company under the Securities and Exchange Act of 1934, (ii) Trust II has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of Trust II and investing the proceeds thereof in junior subordinated debentures issued by Metropolitan, and (iii) taken together, the obligations of Metropolitan under the guarantee, the Trust Agreement, the junior subordinated debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of Trust II's obligations under the preferred securities. See "Description of the Junior Subordinated Debentures" and "Description of Guarantee." Metropolitan does not expect that Trust II will file reports, proxy statements and other information under this Act with the Commission.

------------------------------------------------------
------------------------------------------------------


  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR OTHER INFORMATION TO WHICH THIS PROSPECTUS REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF METROPOLITAN SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS NOT PERMITTED.


                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Summary..................................      1

Risk Factors.............................      3

Forward-Looking Statements...............      7

Price Range of Preferred Securities......      7

Ratio of Earnings to Fixed Charges.......      8

The Selling Security Holder..............      8

Use of Proceeds..........................      8

Plan of Distribution.....................      8

Description of the Preferred
  Securities.............................      9

Description of the Junior Subordinated
  Debentures.............................     20

Description of the Guarantee.............     29

Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures, the Expense Agreement and
  the Guarantee..........................     32

Legal Matters............................     33

Experts..................................     33

Where You Can Find More Information......     34

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                              [Metropolitan LOGO]

                                  METROPOLITAN
                                CAPITAL TRUST II

                                    100,000

                        9.50% TRUST PREFERRED SECURITIES

                                  METROPOLITAN
                                FINANCIAL CORP.
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                  May 23, 2000


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Metropolitan will bear the entire cost of the estimated expenses, as set forth in the following table, in connection with the distribution of the securities covered by this registration statement.

SEC registration fee........................................    $   145.73
Legal fees and expenses.....................................     15,000.00
Accounting fees and expenses................................      5,000.00
Miscellaneous (including printing)..........................      2,000.00
                                                                ----------
          Total.............................................    $22,145.73
                                                                ==========

     Metropolitan shall be responsible for the payment of any additional expenses in connection with the preparation and filing of this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation's best interests.

     Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract except with respect to the advancement of expenses of directors.

     Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

     Metropolitan's Amended and Restated Code of Regulations provide that Metropolitan shall indemnify, subject to certain limitations, any person (and the heirs, executors and administrators of each such person) made or threatened to be made a party to any action, suit, proceeding, or claim by reason of the fact that he is or was a director or officer of Metropolitan or of any other corporation for which he was serving as a director or officer at the request of Metropolitan for all expenses and liabilities incurred by him in connection with the defense of any such action, suit, proceeding, or claim.

     Under a directors' and officers' liability insurance policy, directors and officers of Metropolitan are insured against certain liabilities, including certain liabilities arising under the Securities Act.

ITEM 16.  EXHIBITS

     See Exhibit Index.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on this 23rd day of May, 2000.


                                          METROPOLITAN FINANCIAL CORP.

                                          By: /s/ KENNETH T. KOEHLER
                                            ------------------------------------
                                            Kenneth T. Koehler
                                            President, Assistant Secretary and
                                            Assistant Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      NAME                                       TITLE                        DATE
                      ----                                       -----                        ----
By: /s/ ROBERT M. KAYE                            Chairman of the Board, Chief            May 23, 2000
------------------------------------------------  Executive Officer and Director
Robert M. Kaye                                    (Principal Executive Officer)

By: /s/ KENNETH T. KOEHLER                        President, Assistant Secretary,         May 23, 2000
------------------------------------------------  Assistant Treasurer and Director
Kenneth T. Koehler                                (Principal Financial and Accounting
                                                  Officer)

By: /s/ MALVIN E. BANK                            Director                                May 23, 2000
------------------------------------------------
Malvin E. Bank

By: /s/ ROBERT R. BROADBENT                       Director                                May 23, 2000
------------------------------------------------
Robert R. Broadbent

By: /s/ MARJORIE M. CARLSON                       Director                                May 23, 2000
------------------------------------------------
Marjorie M. Carlson

By: /s/ LOIS K. GOODMAN                           Director                                May 23, 2000
------------------------------------------------
Lois K. Goodman

By: /s/ MARGUERITE B. HUMPHREY                    Director                                May 23, 2000
------------------------------------------------
Marguerite B. Humphrey

By: /s/ JAMES A. KARMAN                           Director                                May 23, 2000
------------------------------------------------
James A. Karman

By: /s/ RALPH D. KETCHUM                          Director                                May 23, 2000
------------------------------------------------
Ralph D. Ketchum

By: /s/ ALFONSE M. MATTIA                         Director                                May 23, 2000
------------------------------------------------
Alfonse M. Mattia

                      NAME                                       TITLE                        DATE
                      ----                                       -----                        ----
By: /s/ DAVID P. MILLER                           Director                                May 23, 2000
------------------------------------------------
David P. Miller

By: /s/ KENNETH T. KOEHLER                        Attorney-in-Fact for the Officers       May 23, 2000
------------------------------------------------  and Directors signing in the
Kenneth T. Koehler                                capacities indicated



     Pursuant to the requirements of the Securities Act of 1933, Metropolitan Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on the 23rd day of May, 2000.


                                          METROPOLITAN CAPITAL TRUST II

                                          By: METROPOLITAN FINANCIAL CORP.,
                                            AS DEPOSITOR

                                          By: /s/ KENNETH T. KOEHLER
                                            ------------------------------------
                                            Kenneth T. Koehler
                                            President, Assistant Secretary and
                                            Assistant Treasurer

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  4.1      Indenture, dated as of April 30, 1998, of Metropolitan
           relating to the 8.60% Junior Subordinated Debentures due
           June 30, 2028 (filed as Exhibit 4.1 to Metropolitan's Form
           10-Q, filed May 15, 1998, and incorporated herein by
           reference).

  4.2      Amended and Restated Trust Agreement, dated as of April 30,
           1998, of Metropolitan Capital Trust I (filed as Exhibit 4.2 to Metropolitan's Form 10-Q, filed May 15, 1998, and incorporated herein by reference).

  4.3      Guarantee of Metropolitan relating to the Trust Preferred
           Securities dated April 30, 1998 (filed as Exhibit 4.3 to
           Metropolitan's Form 10-Q, filed May 15, 1998, and incorporated herein by reference).

  4.4      Agreement as to Expenses and Liabilities, dated as of April
           30, 1998 (filed as Exhibit 4.4 to Metropolitan's Form 10-Q, filed May 15, 1998, and incorporated herein by reference).

  4.5 Indenture, dated as of May 14, 1999, of Metropolitan relating to the 9.50% Junior Subordinated Debentures due
           June 30, 2029 (filed as Exhibit 4.1 to Metropolitan's Form
           S-1, filed May 11, 1999, and incorporated herein by reference.

  4.6      Amended and Restated Trust Agreement, dated as of May 14,
           1999, of Metropolitan Capital Trust II (filed as Exhibit 4.4 to Metropolitan's Form S-1, filed May 11, 1999, and incorporated herein by reference).

  4.7      Guarantee of Metropolitan relating to the Trust Preferred
           Securities dated May 14, 1999 (filed as Exhibit 4.6 to
           Metropolitan's Form S-1, filed May 11, 1999, and incorporated herein by reference).

  4.8      Agreement as to Expenses and Liabilities, dated as of May
           14, 1999 (filed as Exhibit D to Exhibit 4.4 to
           Metropolitan's Form S-1, filed May 11, 1999, and incorporated herein by reference).

  4.9      Specimen Subordinated Note relating to the 9 5/8%
           Subordinated Notes due January 1, 2005 (found at Sections
           2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to Metropolitan's Amendment No. 1 to Registration Statement on
           Form S-1, filed November 13, 1995, and incorporated herein by reference).

  4.10     Form of Indenture entered into December 1, 1995, between
           Metropolitan and Boatmen's Trust Company (filed as Exhibit
           4.1 to Metropolitan's Amendment No. 1 to Registration
           Statement on Form S-1, filed November 13, 1995, and incorporated herein by reference).

  5        Opinion regarding Legality (prepared by Richards, Layton &
           Finger).

 10        Third Amendment to Restated Loan Agreement by and between
           The Huntington National Bank and Metropolitan dated as of
           May 28, 1999 (incorporated herein by reference to Exhibit
           99.1 to Metropolitan's Form 10-Q filed on May 14, 1998).

 12 Statement regarding computation of ratios of earnings to fixed charges.

 23.1      Consent of Crowe, Chizek and Company LLP.*

 23.2      Consent of Richards, Layton & Finger, P.A. (included in
           Exhibit 5).

 24        Power of Attorney.*


---------------


* Previously filed